EXHIBIT 10.4

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (“Agreement”) is entered into as of August 5, 2021, by and among Sunshine Software Holdings, Inc., a Delaware corporation (“Parent”), Sunshine Software Merger Sub, Inc., an indirect and wholly owned subsidiary of Parent (“Merger Sub”), the entity identified on the signature page hereto (“Securityholder”), and Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Securityholder is (a) the record and beneficial owner of $218,242,000.00 aggregate principal amount of the Convertible Notes and (b) not a holder of record nor the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (provided, however, that it is understood and agreed that (x) shares issuable from time to time pursuant to conversion of the Convertible Notes and (y) any shares of Common Stock owned of record by any director or officer of the Company are not deemed to be beneficially owned by Securityholder for any purpose of this Agreement);

WHEREAS, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger of even date herewith (such agreement, as amended or otherwise modified from time to time (other than, for the avoidance of doubt, by an Adverse Amendment (as defined below), the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company with the Company as the surviving company in the Merger; and

WHEREAS, Securityholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement; provided, however, that no portfolio company (as such term is customarily understood among institutional private equity investors) of Securityholder shall be an Affiliate of Securityholder hereunder.

(b) “Affiliate Agreements” shall mean the following agreements (as amended, restated, supplemented or modified from time to time) to which Securityholder or any of its Affiliates are a party: (a) the Investment Agreement and (b) any other Contract to which Securityholder or any of its Affiliates is a party in its capacity as an equityholder of, or lender to, the Company (other than the Indenture or the Convertible Notes) (and excluding, for the avoidance of doubt, any nondisclosure agreement between the Company and Securityholder or its Affiliates and any director indemnification agreement between the Company and a director designee of Securityholder or its Affiliates).

(c) “Convertible Notes” shall mean those certain 5.75% Convertible Senior Notes Due 2023, as governed by an Indenture, dated December 8, 2017, between the Company and U.S. Bank National Association, as Trustee thereunder, as such Indenture was further amended on April 22, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).

(d) “Covered Securities” shall mean (i) all equity securities and equity interests of the Company (including Common Stock and any equity securities convertible into or exercisable or exchangeable for Common Stock) owned (beneficially or of record) by Securityholder as of the date hereof and (ii) all additional equity securities and equity interests of the Company (including Common Stock and any equity securities convertible into or exercisable or exchangeable for Common Stock) owned (beneficially or of record) of which Securityholder acquires beneficial or record ownership during the Voting Period (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like). For the avoidance of doubt, this definition of “Covered Securities” shall include the Convertible Notes.

(e) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; and (ii) the Effective Time.

(f) “Financing Agreement” shall mean that certain margin loan agreement entered into by Securityholder and disclosed to the Company prior to the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

(g) “Investment Agreement” shall mean that certain Investment Agreement, dated November 8, 2017, by and among the Company and Silver Lake Alpine, L.P. (f/k/a Silver Lake Credit Partners, L.P.) and Silver Lake Group, L.L.C., as amended, restated, supplemented or otherwise modified from time to time.

(h) Securityholder shall be deemed to “Own”, be the “Owner” of, or to have acquired “Ownership” of, a security if Securityholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(i) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, offers to sell, pledges, encumbers, grants an option with respect to, transfers or disposes of such security (by operation of law or otherwise), or any interest in such security, to any Person other than Parent or Merger Sub or the Company; (ii) enters into an agreement or commitment (whether or not in writing) to sell, assign, pledge, encumber, grant of an option to purchase with respect to, transfer or dispose of such security or any interest therein to any Person other than Parent or Merger Sub or the Company; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(j) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

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SECTION 2. TRANSFER OF COVERED SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Covered Securities. Subject to Section 2.3, during the Voting Period, Securityholder shall not, directly or indirectly, cause or permit any Transfer of any of the Covered Securities to be effected; provided that the foregoing shall not prohibit Transfers of Covered Securities (x) pursuant to a pledge to one or more lenders under the Financing Agreement (or a collateral agent on behalf thereof) or (y) pursuant to a foreclosure (or transfer in lieu of foreclosure) by any such lender or collateral agent. Without limiting the generality of the foregoing, during the Voting Period, Securityholder shall not tender, agree to tender or permit to be tendered any of the Covered Securities for so long as such Covered Securities are owned (beneficially or of record) by Securityholder in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Securityholder shall not: (a) deposit any of the Covered Securities into a voting trust; (b) grant any proxy with respect to any of the Covered Securities, other than in favor of the lenders (or collateral agent) as contemplated by the Financing Agreement; or (c) other than this Agreement, enter into any tender, voting or other similar agreement or arrangement, with respect to any of the Covered Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Covered Securities by Securityholder to one or more partners or members of Securityholder or to an affiliated entity under common control with Securityholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (a) as a precondition to such Transfer, the transferee agrees in a written document to which Parent is a party, reasonably satisfactory in form and substance to Parent and the Company, to be bound by all of the terms of this Agreement, and (b) if such Transfer relates to Common Stock, such Transfer is effected no later than three business days prior to the scheduled record date of the Company Stockholders Meeting (or any adjournment or postponement thereof) or if such Transfer relates to the Convertible Notes (unless the transferee agrees in writing for the benefit of the Company and Parent to consent to the Indenture Amendments and to cause any subsequent transferee of such Convertible Notes to consent to the Indenture Amendments), such Transfer, if made prior to receipt of any consents necessary to approve the Indenture Amendments, is effected no later than three business days prior to the record date established for the purposes of determining the holders of the Convertible Notes entitled to consent to the Indenture Amendments (as defined below) and does not delay, hinder or impede (i) the timely voting of the Covered Securities or the timely submission of consents in connection with any consent solicitation to effect the Indenture Amendments or the consummation of the Indenture Amendments or (ii) the consummation of the Merger.

2.4 Other Restrictions. During the Voting Period, Securityholder shall not take any action that would make any representation or warranty of Securityholder contained herein untrue or incorrect (except to the extent such representation or warranty is made expressly as of the date of this Agreement) or in any way restrict, limit or interfere with the performance of any of Securityholder’s obligations under this Agreement or the transactions contemplated hereby or by the Merger Agreement, seek to do or solicit any of the actions prohibited in this Section 2.

2.5. [Reserved.]

2.6 Acquisition of Covered Securities. After the execution of this Agreement until the Closing (and other than in connection with the conversion of the Convertible Notes as contemplated hereunder or pursuant to an exercise of remedies by the lenders or the collateral agent under the Financing Agreement), Securityholder agrees that it will not, directly or indirectly, convert the Convertible Notes or otherwise acquire or enter into any agreement to acquire, beneficial ownership of any shares of Common Stock or other voting equity securities of the Company; provided, that for the avoidance of doubt, this provision shall not apply in respect of any Common Stock owned of record by any director or officer of the Company. Notwithstanding anything herein to the contrary, Securityholder shall not be liable for, and the Company on behalf of itself, its affiliates, successors and Representatives hereby expressly and irrevocably waives, any breach by Securityholder of Section 4.18 of the Investment Agreement arising from, or relating to, Securityholder’s entry into, consummation of or performance of its obligations under this Agreement.

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SECTION 3. [Reserved.]

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1 Representations and Warranties of Securityholder. Securityholder hereby represents and warrants to Parent and Merger Sub as follows:

4.1.1 Authorization, etc. Securityholder has all requisite power, authority and capacity to execute and deliver this Agreement and to perform Securityholder’s obligations hereunder. This Agreement has been duly executed and delivered by Securityholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of Securityholder, enforceable against Securityholder in accordance with its terms, subject to: (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Securityholder is a corporation, then Securityholder is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it was organized. If Securityholder is a general or limited partnership, then Securityholder is a partnership duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it was organized. If Securityholder is a limited liability company, then Securityholder is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it was organized. Securityholder has reviewed and understands the terms of this Agreement, and Securityholder has consulted and relied upon Securityholder’s counsel in connection with this Agreement.

4.1.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Securityholder does not, and the performance of this Agreement by Securityholder will not: (i) conflict with or violate any Legal Requirements applicable to Securityholder or by which Securityholder or any of Securityholder’s properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or require any notice or consent under or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Covered Securities pursuant to, any Contract to which Securityholder is a party or by which Securityholder or any of Securityholder’s Affiliates or properties is or may be bound or affected, except for such consents or waivers as shall be obtained on or prior to the date hereof in respect of the Financing Agreement; or (iii) conflict with or violate any provision of the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of Securityholder, as applicable, except, with respect to clauses (i) and (ii), for such exceptions that, individually or in the aggregate, would not have a material adverse effect on the ability of Securityholder to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Securityholder does not, and the performance of this Agreement by Securityholder will not, require any consent (other than customary corporate or equivalent authorization) of any Person other than the consent under the Financing Agreement obtained as of the date hereof. Securityholder has obtained all necessary consents and approvals under the Financing Agreement to enter into this Agreement and perform its obligations hereunder. A copy of such consent has been provided to the Company and Parent.

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(c) Securityholder is not party to any Contract that would limit or prevent Securityholder from effecting the Indenture Amendments, other than the Financing Agreement, under which the administrative agent’s consent to the Indenture Amendments has been obtained.

4.1.3 Title to Securities. As of the date of this Agreement: (a) Securityholder does not hold or beneficially own any shares of Common Stock or other voting equity securities of the Company (provided, however, that for the avoidance of doubt, (x) any shares of Common Stock issuable pursuant to conversion of the Convertible Notes and (y) any shares of Common Stock owned of record by any director or officer of the Company are not deemed to be beneficially owned by Securityholder for any purpose of this Agreement); (b) Securityholder is the holder of the Convertible Notes with an outstanding principal amount as of the date hereof as set forth under the heading “Principal Amount” on the signature page hereof; and (c) other than the Convertible Notes, Securityholder does not have any outstanding obligations to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the Company.

4.1.4. [Reserved.]

4.1.5 Affiliate Agreements. None of Securityholder or any of its Affiliates is party to any Contract with the Company or any of its Subsidiaries other than the Affiliate Agreements. Each of the Affiliate Agreements, other than the Investment Agreement, is listed on Schedule A hereto. Other than the obligations under the Affiliate Agreements, the Indenture, the Convertible Notes and this Agreement, neither the Company nor any of its Subsidiaries owes any payments or other amounts to, or at Closing will owe any payments or other amounts to, Securityholder or any of its Affiliates.

4.1.6. Accuracy of Representations. The representations and warranties of Securityholder contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and except where expressly made as of the date of this Agreement, will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to Securityholder and the Company as follows:

4.2.1 Authorization, etc. Each of Parent and Merger Sub has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it was organized. Each of Parent and Merger Sub has reviewed and understands the terms of this Agreement, and each of Parent and Merger Sub has consulted and relied upon its counsel in connection with this Agreement.

4.2.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not: (i) conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties is or may be bound or affected; (ii) result in or constitute (with

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or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or require any notice or consent under or result (with or without notice or lapse of time) in the creation of any Encumbrance pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s Affiliates or properties is or may be bound or affected; or (iii) conflict with or violate any provision of the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of Parent or Merger Sub, as applicable, except, with respect to clauses (i) and (ii), for such exceptions that, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent (other than customary corporate or equivalent authorization) of any Person.

4.2.3 Sufficiency of Proceeds. The representations and warranties of each of Parent and Merger Sub set forth in Section 3.8 (Sufficiency of Proceeds) of the Merger Agreement shall be true and correct.

4.2.4 Accuracy of Representations. The representations and warranties of each of Parent and Merger Sub contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and except where expressly made as of the date of this Agreement, will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

4.3 Representations and Warranties of the Company. The Company hereby represents and warrants to Securityholder, Parent and Merger Sub as follows:

4.3.1 Authorization, etc. The Company has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to: (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction in which it was organized. The Company has reviewed and understands the terms of this Agreement, and the Company has consulted and relied upon its counsel in connection with this Agreement.

4.3.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate any Legal Requirements applicable to the Company or by which the Company or any of the Company’s properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or require any notice or consent under or result (with or without notice or lapse of time) in the creation of any Encumbrance pursuant to, any Contract to which the Company is a party or by which the Company or any of the Company’s Affiliates or properties is or may be bound or affected; or (iii) conflict with or violate any provision of the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of the Company, as applicable, except, with respect to clauses (i) and (ii), for such exceptions that, individually or in the aggregate, would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

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(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent (other than customary corporate or equivalent authorization) of any Person.

4.3.3 Conversion Rate. As of the date of this Agreement, (a) the “Conversion Rate” of the Convertible Notes means 23.8095 prior to calculating any Make-Whole Applicable Increase (as defined in the Indenture), and (b) there has been no event to occur that has caused, or will give rise to, the Conversion Rate to be adjusted under Article 10 of the Indenture or otherwise (excluding the Merger).

4.3.4 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and except where expressly made as of the date of this Agreement, will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

SECTION 5. MISCELLANEOUS

5.1 Disclosure. Each party hereto hereby agrees to permit the other parties to publish and disclose in any press release, the Company Proxy Statement and any other filing or disclosure required under the Exchange Act generally or otherwise required in connection with the Merger Agreement and the transactions contemplated thereby (and any amendments or supplements thereto) (including the Merger), the identity of the parties, Securityholder’s ownership of the Convertible Notes and the nature of the parties’ commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of the existence of (or, to the extent required by Legal Requirement, a copy of) this Agreement).

5.2. [Reserved.]

5.3 No Legal Action. Securityholder shall not, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute (collectively, “Litigate”) any claim, appeal or proceeding which (a) challenges the validity of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Securityholder breaches any duty that such Securityholder has (or may be alleged to have) to the Company or to holders of Common Stock; provided, that this Section 5.3 shall not (a) be deemed a waiver of any rights of Securityholder or its Representatives for any breach of this Agreement or the Merger Agreement by Parent, Merger Sub, the Company or any of their respective affiliates or successors or (b) restrict the ability of Securityholder or its Representatives to Litigate in connection with any claim, appeal or proceeding brought against it or its Representatives in connection with this Agreement or the Merger Agreement.

5.4 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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5.5 Reliance. Securityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Securityholder’s execution and delivery of this Agreement and compliance with the terms hereof.

5.6 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each party in this Agreement, and the other parties’ rights and remedies with respect thereto, shall survive until (and shall terminate upon) the termination of this Agreement; provided, that nothing herein shall relieve any party of liability for (i) any breach of any such covenant or agreement before it terminated or (ii) any inaccuracy or breach of any such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be applicable to or in respect of, and no representation, warranty, covenant or agreement is hereby made in respect of, any shares of Common Stock held of record by any director or officer of the Company.

5.7. [Reserved.]

5.8 Expenses. Securityholder shall be entitled to reimbursement from the Company of all reasonable and documented out-of-pocket expenses (including attorneys’ fees) incurred by Securityholder or its affiliates in connection with the transactions contemplated pursuant to this Agreement, including all reasonable and documented out-of-pocket expenses related to the structuring, drafting, negotiating and entry into this Agreement and any related amendment of the Indenture or other similar documents as contemplated by this Agreement, which the Company shall do promptly and in any event within five (5) business days of such request from Securityholder. At or promptly following the Closing, the Company shall reimburse all such fees incurred by Securityholder and its affiliates in connection with the foregoing to the extent not previously paid under this Section 5.8.

5.9 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or to such other address as such party may hereafter specify for such purpose from time to time):

if to Securityholder:

Name:	SLA CM Chicago Holdings, L.P.
Address:	c/o Silver Lake
55 Hudson Yards
550 West 34th Street, 40th Floor
New York, NY 10001
Attn:	Andy Schader
E-mail:	andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attn:     Robert Langdon

     Daniel N. Webb

E-mail: robert.langdon@stblaw.com

     dwebb@stblaw.com

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if to the Company (prior to the Effective Time):

Name:	Cornerstone OnDemand, Inc.
Address:	1601 Cloverfield Blvd., Suite 600S
Santa Monica, CA 90404
Attn:	Adam Weiss, Chief Administrative Officer & General Counsel
E-mail:	aweiss@csod.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attn:     Jamie Leigh; Ben Beerle

E-mail: jleigh@cooley.com; bbeerle@cooley.com

if to Parent or Merger Sub (or following the Effective Time, the Company):

Address:	c/o Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, CA 90401
Attn:	Behdad Eghbali, Founder and Managing Partner
E-mail:	behdad@clearlake.com
Attn:	Fred Ebrahemi, Chief Operating Officer and General Counsel
E-mail:	febrahemi@clearlake.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attn: Mehdi Khodadad and Scott Williams

E-mail: mkhodadad@sidley.com and swilliams@sidley.com

5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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5.11 Entire Agreement. This Agreement, the Merger Agreement, the Indenture, the Investment Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Securityholder.

5.13 Assignment; Binding Effect; No Third-Party Rights. Except as provided herein, including pursuant to Section 2.3, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each party’s successors and assigns, and shall inure to the benefit of each party and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Covered Securities are Transferred; provided that in no event shall this Agreement be binding upon the lenders (or collateral agent) under the Financing Agreement, nor any transferee thereof upon any foreclosure (or transfer in lieu of foreclosure). Nothing in this Agreement is intended to confer on any Person (other than the parties and their successors and assigns) any rights or remedies of any nature. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a joinder to this Agreement). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

5.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by a party of any covenant or obligation contained in this Agreement, the other parties shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to seek to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party further agrees that neither the parties nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.15 Non-Exclusivity. The rights and remedies of each party under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of each party under this Agreement, and the obligations and liabilities of the other parties under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under applicable Legal Requirements.

5.16 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the rights and obligations of the parties hereto under this Agreement, and any disputes arising under or relating to this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof.

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(b) Each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Legal Proceeding by or before any Governmental Body relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 5.9. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.9 shall be effective service of process for any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing in this Section 5.16(b), a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.16.

5.17 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

5.18 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.19. [Reserved.]

5.20 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or

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partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.21 Independence of Obligations. The covenants and obligations of each party set forth in this Agreement shall be construed as independent of any other Contract between such party, on the one hand, and the any of the other parties, on the other. The existence of any claim or cause of action by a party against another party shall not constitute a defense to the enforcement of any of such covenants or obligations against such party. Nothing in this Agreement shall limit any of the rights or remedies under the Merger Agreement of any of the parties thereto, or except as expressly stated otherwise herein, any of the rights or remedies or any of the obligations under any agreement between the parties or any certificate or instrument executed by a party in favor of another party, and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies or any of the obligations of under this Agreement.

5.22. [Reserved.]

5.23. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary on such party’s part to fulfill such party’s obligations under this Agreement.

5.24 Legal Duties and Merger Agreement; Acknowledgment.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any person associated with Securityholder who is a member of the Board of Directors of the Company, in his capacity as such, from (i) participating in or facilitating any action that the Company or its Board of Directors, or members thereof, are permitted to take under the Merger Agreement or (ii) taking any action that a director of the Company determines in good faith is required to take in satisfaction of his fiduciary duties or in order to comply with applicable Legal Requirements.

(b) Each of Parent, Merger Sub and the Company acknowledges that Securityholder signs this Agreement solely in its capacity as Owner of the Covered Securities and nothing herein shall limit or affect any actions taken by any person associated with Securityholder, or require any such person associated with Securityholder to take any action, in his or her capacity as an officer or director of the Company. Parent and Merger Sub acknowledge and agree that except for representations and warranties expressly set forth in this Agreement, neither the Securityholder nor any representatives of the Securityholder have made any representation or warranty, express or implied, in connection with this Agreement, the Merger Agreement or Parent’s and the Merger Sub’s investigation of the Company. Parent and the Merger Sub acknowledge and agree that Securityholder shall have no liability to the Parent or the Merger Sub for any breach of the Merger Agreement.

5.25 Convertible Notes; Affiliate Agreements. Securityholder covenants, acknowledges and agrees, that:

(a) At the Effective Time, to the extent the Convertible Notes do not automatically convert in accordance with the Automatic Conversion provisions described below, Securityholder shall, and shall cause its Affiliates to, sell to the Company, and the Company shall purchase, all of the Convertible Notes owned by Securityholder or any of its Affiliates at the Effective Time in exchange for a purchase price equal to, for

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each $1,000 principal amount of Convertible Notes so sold, an amount equal to the Conversion Rate (as defined in the Indenture) on the Conversion Date (as defined in the Indenture) (and shall be increased pursuant to Section 10.14 of the Indenture in respect of the transactions contemplated by the Merger Agreement as if such Convertible Notes had been converted during the Make-Whole Conversion Period (as defined in the Indenture) relating to the Merger), multiplied by the price paid per share of Common Stock in the Merger pursuant to the Merger Agreement (i.e., the Merger Consideration), plus all unpaid interest accrued on such Convertible Notes to, but excluding, such date, which purchase price shall be payable in cash to the Securityholder on the Closing Date (such date of payment, the “Payment Date”). For purposes of the foregoing calculation of the purchase price and for the avoidance of doubt, the parties agree that the Merger shall constitute a Make-Whole Fundamental Change under the Indenture. Securityholder and the Company agree that, in the event the Payment Date for such repurchase occurs after a record date for payment of interest with respect to the Convertible Notes so repurchased but on or before the related scheduled interest payment date provided for under the Indenture, the Company shall pay accrued and unpaid interest on the Convertible Notes so repurchased in accordance with the Indenture (in lieu of paying such accrued interest on the Payment Date).

(b) Securityholder hereby consents to amend the Indenture (including by way of supplemental indenture), to:

(A) provide that:

(1) if the Merger is consummated with payment to the holders of Common Stock of cash at a price per share of Common Stock (as adjusted for stock splits, stock dividends or reverse stock splits and combinations) not less than the price per share of Common Stock provided in the Merger Agreement as of August 5, 2021, then, effective at the Effective Time, all outstanding SL Securities (as defined in the Indenture) shall automatically be converted in accordance with the Indenture, which, for the avoidance of doubt, shall entitle holders of the SL Securities (as defined in the Indenture) to receive as consideration for such conversion cash in an amount as provided by Section 10.11 of the Indenture giving effect to the Merger at the then applicable Conversion Rate, increased pursuant to Section 10.14 of the Indenture in respect of the Merger (the “Automatic Conversion”),

(2) the consideration for the Automatic Conversion shall be paid to the holders of the SL Securities on the Closing Date, and

(3) SL Securities cannot be exchanged for, and beneficial interests in Global Securities (as defined in the Indenture) that are SL Securities cannot be exchanged for, Securities that are not SL Securities and that SL Securities need not be held, and beneficial interests in Global Securities (as defined in the Indenture) that are SL Securities need not be held, by Persons (as defined in the Indenture) who are Purchasers (as defined in the Indenture) or Affiliates (as defined in the Indenture) of Purchasers, and provide that the transfer and exchange provisions and forms contained in the Indenture shall be modified accordingly, and

(4) upon conversion of the Convertible Notes on the Closing Date pursuant to an Automatic Conversion, the Company will pay to each converting holder of Convertible Notes accrued but unpaid interest on such Convertible Notes to, but excluding, the Closing Date, and that, in connection with such conversion, the last sentence of Section 10.02(d) of the Indenture will not apply, and

(B) add at the end of Section 4.07 of the Indenture the following words, “Notwithstanding anything to the contrary in this Section 4.07, this Section 4.07 shall not apply from and after the Closing (as defined in the Agreement and Plan of Merger, dated as of August 5, 2021, among Sunshine Software

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Holdings, Inc. (“Parent”), Sunshine Software Merger Sub, Inc. (“Merger Sub”) and the Company (as it may be amended from time to time, the “Merger Agreement”)) and shall not restrict any further incurrence of Indebtedness from time to time in such amounts as determined by the Company, provided that (x) such Closing occurs prior to the date that is five (5) business days following February 5, 2022, and (y) on the date of such Closing, some or all of the proceeds of any borrowing by the Company on the date of Closing (as defined in the Merger Agreement) and other available funds are deposited with the Paying Agent (as defined in the Merger Agreement) for payment of the Merger Consideration (as defined in the Merger Agreement) at a price per share of Common Stock (as adjusted for stock splits, stock dividends, reverse stock splits and combinations) converted into the right to receive the Merger Consideration that is not less than the price per share of Common Stock provided in the Merger Agreement as of August 5, 2021, to repay outstanding Indebtedness of the Company and its Subsidiaries to the extent required by the Merger Agreement, and to pay in full on the date of Closing the consideration due upon conversion or repurchase of the SL Securities in connection with the Merger (as defined in the Merger Agreement) (which consideration due shall be (I) in the case of a conversion, the amount described in Section 5.25(b)(A)(1) and (A)(4) of each of the Support Agreements, dated as of August 5, 2021 among Sunshine Software Holdings, Inc. Sunshine Software Merger Sub, Inc., the Company and, respectively, SLA CM Chicago Holdings, L.P. and SLA Chicago Co-Invest II, L.P. (the “Support Agreements”) and (II) in the case of a repurchase, the amount described in Section 5.25(a) of the Support Agreements (subject, as to timing, to the last sentence of such 5.25(a), as applicable)), and to pay expenses related to the transactions contemplated by the Merger Agreement to the extent required by the Merger Agreement.”

Securityholder acknowledges that this Section 5.25(b) is intended to be (i) a consent contemplated by Article 9 of the Indenture to each of the foregoing amendments described in clauses (A) and (B) above (each an “Indenture Amendment” and collectively, the “Indenture Amendments”) upon which the Company and the Trustee (as defined in the Indenture) can conclusively rely in connection with effecting the Indenture Amendments and that the Company intends to (unless Parent otherwise requests in writing) effect both Indenture Amendments (the Indenture Amendments so effected, the “applicable Indenture Amendments”) and (ii) irrevocable as long as this Agreement is in effect. Securityholder agrees to use reasonable best efforts to take all actions reasonably necessary on its part to cause the applicable Indenture Amendments to be effective in a manner reasonably requested by Parent or the Company as promptly as practicable after the public announcement of the Merger Agreement and in any event no later than 25 business days after the date hereof, and to take all action required on its part, in the case of the distribution of a consent solicitation, to cause the submission of consents in accordance with the applicable procedures of the Depository (as defined in the Indenture) promptly after the distribution thereof through the facilities of the Depository). Securityholder and the Company agree that (x) Section 4.14 of the Investment Agreement shall be of no further effect from and after the date of this Agreement and (y) the Company shall execute a waiver of the covenant, agreement and acknowledgement of the lender(s) in Section 10 of the issuer agreement(s) between the Company and the lenders under the Financing Agreement, effective from and after the date of this Agreement.

(c) Securityholder hereby agrees to take any and all actions to cause all of the Affiliate Agreements to be terminated (without payment or other consideration or concession by Parent, the Company or any of their Subsidiaries except as otherwise provided herein or therein), effective as of and contingent upon the Closing and payment of the consideration payable in respect of the Automatic Conversion, such that such agreements shall be of no further force or effect immediately thereafter, except for (i) any rights, obligations or other provisions that survive termination of such agreements by their terms, (ii) unpaid expense reimbursement or other fees or compensation owed to Securityholder or its affiliates or representatives, including any director designee, (iii) any indemnification provisions inuring to the benefit of Securityholder, its affiliates or representatives, including any director designee, in connection with Securityholder’s investment in the Company and (iv) to the extent that a party thereunder may seek recourse for any breach thereof.

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(d) If the Closing occurs, this Section 5.25 shall survive any Expiration Date to the extent necessary for performance of this Section 5.25 to be completed.

5.26. Registration Waiver. After the execution of this Agreement and until termination of this Agreement in accordance with its terms, Securityholder, on behalf of itself and its affiliates, waives any requirement of the Company to register the Convertible Notes for resale and any event of default in relation thereto.

5.27 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

5.28 Termination. This Agreement shall terminate automatically upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the later of (i) the Effective Time and (ii) the performance by all parties of all obligations hereunder, (c) the date that is five (5) business days following February 5, 2022 and (d) the date of any Adverse Amendment. An “Adverse Amendment” means an amendment or modification to the Merger Agreement or a document ancillary thereto, or a waiver of a provision therein, in a manner that (i) decreases the amount or changes the kind of consideration to be paid to the Company’s stockholders in connection with the Merger, or (ii) increases the obligations or liabilities of Securityholder under this Agreement.

[Signature Pages Follow]

15.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SUNSHINE SOFTWARE HOLDINGS, INC. By: /s/ Behdad Eghbali

Name: Behdad Eghbali

Title: Vice President

SUNSHINE SOFTWARE MERGER SUB, INC. By: /s/ Behdad Eghbali

Name: Behdad Eghbali

Title: Vice President

SIGNATURE PAGE TO SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CORNERSTONE ONDEMAND, INC. By: /s/ Philip S. Saunders

Name: Philip S. Saunders

Title: Chief Executive Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SLA CM CHICAGO HOLDINGS, L.P. By: /s/ Andrew J. Schader

Name: Andrew J. Schader

Title: Managing Director

Principal Amount
$218,242,000.00

SIGNATURE PAGE TO SUPPORT AGREEMENT

Schedule A

Affiliate Agreements

1.	Service Agreement, dated as of January 19, 2018, by and between the Company and Silver Lake Technology Management, L.L.C.

2.	VCOC Letter Agreement, dated December 8, 2017, by and between the Company and Silver Lake Alpine, L.P. (f/k/a Silver Lake Credit Partners, L.P.).